Exhibit 99.1

Celsion Corporation Announces $18.4 Million in Financing
COLUMBIA, MD – July 21, 2011 – Celsion Corporation (the “Company”) (NASDAQ:CLSN) today announced that it has received commitments from investors to purchase an aggregate of $18.4 million of the Company’s securities, of which $13.0 million are from institutional investors in a registered direct offering and an additional $5.4 million are from other investors.

In the registered direct offering, the Company entered into definitive purchase agreements with investors pursuant to which the Company agreed to sell an aggregate of approximately 3.0 million shares of its common stock and warrants potentially exercisable for up to approximately 914,305 additional shares of its common stock. The securities will be sold in units at a price of $4.2575 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.3 shares of common stock.

In the private placement, the Company entered into definitive purchase agreements with other institutional investors, a member of the Company’s Board of Directors, and an investor affiliated with another member of the Company's Board of Directors pursuant to which the Company agreed to sell an aggregate of approximately 1.3 million shares of its common stock and warrants potentially exercisable for up to approximately 512,412 additional shares of its common stock. The securities will be sold in units at a price of $4.27 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock.

The warrants in the offering will be immediately exercisable at a price of $4.22 per share and will expire five years from the issuance dates. The closings of the offerings are expected to take place on or about July 25, 2011, subject to the satisfaction of customary closing conditions.

The estimated net proceeds to the Company from the offerings are expected to be approximately $17 million. The Company intends to use the net proceeds from the offerings for general corporate purposes, including the funding of the clinical development of its product pipeline of cancer drugs.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM), acted as the exclusive placement agent for the offerings.

A shelf registration statement relating to the shares of common stock issued in the registered direct financing and the shares of common stock issuable upon exercise of the warrants issued in the registered direct offering has been filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the registered direct offering will be filed by the Company with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, by calling (212) 356-0549 or emailing info@rodm.com, or from Celsion Corporation, 10220-L Old Columbia Road, Columbia, Maryland 21046-2364, Attn: Investor Relations.

A resale registration statement relating to the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement shall be filed with the SEC within thirty (30) days of closing of the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in the offerings. There shall not be any offer, solicitation or an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the offerings, the closings of the offerings, and the exercise of the warrants. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com